Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries (972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP

DRG&E (713) 529-6600

TGC Industries Reports Record Second Quarter Results

Revenues increased 50 percent to $7.2 million

Diluted earnings per share more than tripled to $0.14

PLANO, TEXAS — JULY 25, 2005 — TGC Industries, Inc. (AMEX: TGE) today announced record second quarter 2005 net income (before dividend requirements on preferred stock) of $1,792,228  on record revenues of $7,193,981.

SECOND QUARTER 2005

                Second quarter revenues of $7,193,981 increased 50 percent from last year’s second quarter revenues of $4,783,197.  The revenue increase was due primarily to the Company’s operation of three field crews in the second quarter of 2005 versus two field crews during most of the second quarter of 2004, as well as increased productivity derived from the use of its first ARAM ARIES seismic recording system, which was put into service in the fourth quarter of 2004.

Income from operations before income taxes during the second quarter of 2005 increased to $2,188,676 compared to $520,249 during the same period last year as cost of services declined to 61 percent of revenues this year from 83 percent of revenues last year.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) increased to $2,756,883 for the second quarter of 2005 compared to $763,932 for the same period of 2004.  A reconciliation of EBITDA to reported earnings can be found in the financial tables.

                Net income (before dividend requirements on preferred stock) for the second quarter of 2005 more than tripled to $1,792,228 compared to net income (before dividend requirements on preferred stock) of $520,249 for the same period of 2004.  Diluted earnings per share for the second quarter of

2005 increased to $0.14 compared to diluted earnings per share of $0.04 for the same period in 2004.  The company recorded income tax expense of $396,448 ($0.03 per diluted share) in the second quarter of 2005.  However, as a result of having had a net operating loss carryforward, no income tax expense was recorded in the second quarter of 2004.

                Wayne Whitener, President and Chief Executive Officer of TGC Industries, said, “In terms of revenue and income growth, we are very pleased to continue operating at this level of performance.  Thanks to increasing levels of land seismic activity, we were able to add a second ARAM ARIES seismic recording system late in the second quarter, and we launched our fourth field crew in early July.  These seismic crews are operating at increasing levels of capacity, and we remain optimistic about our business for the next 12 to 18 months.  In addition, we took delivery of four additional vibrator units during the second quarter of 2005, which are enhancing our capabilities, thereby providing increased service and flexibility to our customers.”

YEAR-TO-DATE 2005

                Revenues for the first half of 2005 increased 67 percent to $12,947,724 from $7,754,069 during the same period last year.  Income from operations rose from $1,309,764 during the first half of 2004 to $3,618,649 this year.  EBITDA increased more than 2.5 times during the first half of 2005 to $4,724,744 from $1,750,875 during the same period last year.

                Net income (before dividend requirements on preferred stock) for the first six months of 2005 increased to $2,865,397 compared to net income (before dividend requirements on preferred stock) of $1,309,764 for the same period of 2004.  Diluted earnings per share for the first half of 2005 more than doubled to $0.23 from $0.11 during the first half of 2004.

TGC, based in Plano, Texas, is a geophysical service company which primarily provides 3-D seismic services to oil and gas companies. It also maintains a geophysical gravity data bank.

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s stock liquidity, strategies and plans for growth are forward looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, the potential for fluctuations in oil and gas prices, and the availability of capital resources. The forward-looking statements contained herein reflect the current views of the Company’s management, and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Tables to follow

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	Unaudited		Unaudited

Revenue	$7,193,981	$4,783,197	$12,947,724	$7,754,069

Cost and expenses
Cost of services	4,361,224	3,981,134	8,300,870	5,859,028
Selling, general, administrative	597,675	276,480	948,843	576,875
Interest expense	46,406	5,334	79,362	8,402
	5,005,305	4,262,948	9,329,075	6,444,305
INCOME FROM OPERATIONS BEFORE INCOME TAXES	2,188,676	520,249	3,618,649	1,309,764

Income tax expense current	(396,448)	-	(753,252)	-

NET INCOME	1,792,228	520,249	2,865,397	1,309,764

Less dividend requirements on preferred stock	(64,798)	(79,716)	(134,177)	(159,431)

INCOME ALLOCABLE TO COMMON STOCKHOLDERS	1,727,430	440,533	2,731,220	1,150,333

Earnings per common share:
Basic	$.28	$.08	$.44	$.20
Diluted	$.14	$.04	$.23	$.11

Weighted average number of common shares outstanding:
Basic	6,274,057	5,726,881	6,185,204	5,710,973
Diluted	12,462,365	12,015,284	12,343,412	11,796,154

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Note)

Cash and cash equivalents	$4,351,919	$1,829,904
Receivables (net)	1,329,746	1,655,084
Pre-Paid expenses and other	1,073,756	352,244
Current assets	6,755,421	3,837,232
Other assets (net)	3,395	3,395
Property and equipment (net)	10,531,872	5,483,166
Total assets	$17,290,688	$9,323,793

Current liabilities	$6,261,384	$2,984,099
Long-term obligations	3,723,555	1,769,629
Stockholders’ equity	7,305,749	4,570,065
Total liabilities & equity	$17,290,688	$9,323,793

The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net income	$1,792,228	$520,249	$2,865,397	$1,309,764
Depreciation	521,801	238,349	1,026,733	432,709
Interest	46,406	5,334	79,362	8,402
Income tax expense	396,448	—	753,252	—

EBITDA	$2,756,883	$763,932	$4,724,744	$1,750,875